EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholders

Saba Software, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-129685) on Form S-4 of Saba Software, Inc. of our report dated January 28, 2004, with respect to the consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows of Centra Software, Inc. and subsidiaries for the year ended December 31, 2003, which report appears in the Form 8-K/A of Saba Software, Inc. dated April 17, 2006.

/s/    KPMG LLP

Boston, Massachusetts

April 14, 2006